Exhibit 10.7

SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), dated as of August 15, 2007, is among ELIZABETH ARDEN, INC., a Florida Corporation (the “Borrower”), the banks listed on the signature pages hereto (the “Banks”), JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), as the administrative agent (the “Administrative Agent”), and BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as the collateral agent (the “Collateral Agent”).

RECITALS:

A. The Borrower, the Administrative Agent, the Collateral Agent and the banks party thereto have entered into that certain Second Amended and Restated Credit Agreement dated as of December 24, 2002 (as the same has been modified by that certain First Amendment to Second Amended and Restated Credit Agreement dated February 25, 2004, that certain Second Amendment to Second Amended and Restated Credit Agreement dated June 2, 2004, that certain Third Amendment to Second Amended and Restated Credit Agreement dated September 30, 2004, that certain Fourth Amendment to Second Amended and Restated Credit Agreement dated November 2, 2005, that certain Fifth Amendment to Second Amended and Restated Credit Agreement dated August 11, 2006 and as the same may hereafter be amended or otherwise modified from time to time, the “Agreement”). Since the Fifth Amendment to Second Amended and Restated Credit Agreement, Siemens Financial Services, Inc assigned all of their right, title and interest in and to the Agreement to Wachovia Bank, National Association pursuant to that certain Assignment and Assumption dated as of January 5, 2007.

B. The Borrower and the Guarantors have requested that the Agents and the Banks amend certain provisions of the Agreement and the Administrative Agent, the Collateral Agent, and the Banks have agreed to do so on and subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of August 15, 2007 unless otherwise indicated:

ARTICLE I.

Definitions

Section 1.1. Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE II.

Amendments

Section 2.1. Additions to Section 1.01(Definitions). Section 1.01 of the Agreement is amended to add the following new definitions:

“Call Spread” means an option transaction entered into by the Borrower in connection with the issuance of the Convertible Bonds and the repurchase of its common stock with certain of the proceeds thereof pursuant to which the Borrower will purchase a call option with respect to its common stock while simultaneously writing a call option on the same quantity of stock at a higher strike price than the strike price on the call option purchased.

“Convertible Bonds” shall mean unsecured bonds issued or to be issued by the Borrower with the option to convert the amounts owing pursuant thereto to common stock of the Borrower and otherwise on such terms and conditions as are satisfactory to the Administrative Agent in all respects.

“ZUG Allocation” means, at any time and with respect to a category of inventory included in the Borrowing Base, a dollar amount equal to that percentage of the gross cost of such inventory that is then most recently established as being attributable to the inventory that is owned by Elizabeth Arden GmbH and that is located in the United States, such percentage to be determined by the Borrower in good faith, based upon an estimate of the forecasted production for Elizabeth Arden GmbH.

Section 2.2. Amendments to Certain Definitions in Section 1.01(Definitions). The following definitions contained in Section 1.01 of the Agreement are amended in their respective entireties to read as follows:

“Applicable Percentage” of any Bank means the percentage of the aggregate Commitments represented by such Bank’s Commitment.

“Borrowing Base” shall mean, as of any date, the sum of the following, determined as of such date, without duplication:

(a) Eligible Accounts Receivable. The product of the Advance Percent (as defined below in this definition) multiplied by the aggregate amount of all Eligible Accounts Receivable; plus

(b) Finished Goods Inventory; Packaged. Eighty-five percent (85%) of the product of the Appraised Liquidation Percentage (as defined below in this definition) multiplied by the sum of (i) the gross cost of all finished goods inventory owned by the Borrower and Elizabeth Arden GmbH which has been packaged for delivery to a customer and, with respect to such inventory owned by Elizabeth Arden GmbH, is located in the United States minus (ii) the ZUG Allocation applicable to such inventory; plus

(c) Finished Goods Inventory; Unpackaged. Eighty–five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the sum of (i) the gross cost of all finished goods inventory owned by the Borrower and Elizabeth Arden GmbH which has not been packaged for delivery to a customer and, with respect to such inventory owned by Elizabeth Arden GmbH, is located in the United States minus (ii) the ZUG Allocation applicable to such inventory; plus

(d) Raw Materials Inventory. Eighty–five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the sum of (i) the gross cost of all work-in-process and raw materials inventory owned by the Borrower and Elizabeth Arden GmbH and, with respect to such inventory owned by Elizabeth Arden GmbH, is located in the United States minus (ii) the ZUG Allocation applicable to such inventory; plus

(e) Gift Inventory. The lesser of:

(i) eighty–five percent (85%) of the product of the Appraised Liquidation Percentage multiplied by the sum of (i) the gross cost of all inventory owned by the Borrower and Elizabeth Arden GmbH and held as a gift to be given with purchased merchandise in the ordinary course of business or as promotional merchandise in the ordinary course of business and, with respect to such inventory owned by Elizabeth Arden GmbH, is located in the United States minus (ii) the ZUG Allocation applicable to such inventory; or

(ii) $500,000; plus

(f) Temporary Increase. If the date of determination is during the period from and including August 15, 2007 to and including October 31, 2007, $25,000,000; provided, however, that:

(i) if the Borrower delivers a Borrowing Base Certificate at any time after October 1, 2007 which shows that the Borrowing Availability, as calculated in accordance with such Borrowing Base Certificate, is equal to or greater than $25,000,000 but calculating the Borrowing Base on a pro forma basis without giving effect to this clause (f), then effective as of the date of the delivery of such Borrowing Base Certificate, the Borrower may, by written notice to the Administrative Agent, exclude the amount available under this clause (f) from the Borrowing Base; and

(ii) this clause (f) shall be included when determining the Borrowing Base for all purposes under this Agreement, including when determining Borrowing Availability, Average Borrowing Base Capacity and the Borrowing Base;

plus

(g) Cash Collateral. The amount of cash or cash equivalents that are pledged to the Collateral Agent as collateral for the Obligations; minus

(h) Reserves. The Bank Product Reserve and the aggregate amount of the other reserves established by the Administrative Agent at any time and from time to time after the Effective Date that the Administrative Agent determines are necessary to protect the Banks’ interests, such determination to be made in the Administrative Agent’s reasonable and sole discretion. Reserves established under this clause (h) may include, without limitation: (i) with respect to accounts receivable, reserves for Allowance Accounts, customer markdowns, and destroyed in field and (ii) with respect to inventory, inventory classified as long term assets and capitalized costs. The “other reserves”

established under this clause (h) shall not include any amounts attributable to Bank Products, such amounts shall be included in the Bank Product Reserve.

As used in this definition, the term “Advance Percent” means eighty–five percent (85%) based on continuing confirmation of a Dilution Percentage of no more than five percent (5%) determined, as of any date, upon the Administrative Agent’s most recent field examination or if the Dilution Percentage is more than five percent (5%) determined, as of any date, upon the Administrative Agent’s most recent field examination, such other percent as the Administrative Agent may, at any time hereafter, determine is necessary to protect its interests, such determination to be made in the Administrative Agent’s reasonable sole discretion. The term “Dilution Percentage” means the average dilution percentage for the accounts receivable of the Borrower for the period selected by the Administrative Agent based on its most recent field examination. “Average dilution percentage” shall be calculated by the Administrative Agent for the period by dividing the dilution of accounts receivables occurring during such period by the gross sales for such period and multiplying the resulting quotient by 100. For purposes of the foregoing, “dilution” means any reduction in the value of accounts receivables caused by returns, write–offs, discounts, credits, allowances, and/or any other non–cash offsets asserted by account debtors having the effect of reducing the value of the accounts receivable; provided reductions in the value of accounts receivable arising from Allowance Accounts, customer markdowns, destroyed in field and certain other sales allowances identified by the Administrative Agent will not be considered in calculating dilution if sufficient information is supplied in connection with the Administrative Agent’s field examinations so that such amounts may be included in the reserves established pursuant to clause (h) above in a manner and in an amount satisfactory to the Administrative Agent in its reasonable and sole discretion. The Administrative Agent shall also be entitled to reduce the other advance percentages used in this definition of Borrowing Base in its reasonable and sole discretion. The term “Appraised Liquidation Percentage” means the percentage net liquidation value of inventory determined on an orderly going–out–of–business–sale basis, net of all commissions, associated costs, fees and expenses associated with such liquidation, as determined from the most recent appraisal thereof performed by a credentialed appraiser satisfactory to the Administrative Agent. The Borrowing Base will be calculated without duplication and any items included in reserves, in the calculation of the Dilution Percentage or in an ineligible category (a “Borrowing Base Deduction”) shall not also be included in any other Borrowing Base Deduction. No Accounts or Inventory acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the Borrowing Base unless and until the Administrative Agent shall be satisfied that the manner of calculating the Borrowing Base as herein set forth is appropriate for the assets and business acquired; provided that for the sole purpose of determining compliance with the test under clause (v) (A) and (B) of the definition of the term “Permitted Acquisition” (and not otherwise), such Accounts and Inventory which satisfy the eligibility requirements hereunder may be included in the Borrowing Base for purposes of the calculation of Borrowing Base Capacity under such test. The Administrative Agent shall make the determination of whether Accounts and Inventory acquired in a Permitted Acquisition or arising from a business acquired in a Permitted Acquisition shall be included in the Borrowing Base as promptly as reasonably possible after receiving a request to do so from the Borrower and after receipt of all collateral audits and appraisals conducted with respect to such Accounts and Inventory as reasonably requested by the Administrative Agent considering, among other factors, the materiality of the Acquisition and the relative similarity of the Accounts or Inventory to the Accounts and Inventory already included in the Borrowing Base.

“Commitment” means, with respect to a Bank, the obligation of such Bank to make advances of funds and purchase participation interests in Letters of Credit in the aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.01 hereto (or, in the case of an Assignee, in its Assignment and Assumption Agreement), as such amount may be: (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.18, and (c) adjusted to reflect assignments pursuant to Section 9.06. As of August 15, 2007, the aggregate amount of the Commitments is $300,000,000.

“Dividend” means, as to any Person, any declaration or payment of any dividend or the making of any distribution, loan advance or investment on or with respect to any shares of a Person’s Capital Stock (other than dividends or distributions payable solely in shares or other evidence of ownership of such Person’s Capital Stock). Dividend shall not include the repurchase of a Person’s Capital Stock.

“Indentures” shall mean the Indenture dated as of January 13, 2004 among the Borrower, the Guarantors and HSBC Bank USA as trustee relating to the 7 3/4% Senior Subordinated Notes due 2014. To the extent that any terms defined in an Indenture are incorporated herein as therein defined, such definitions shall be incorporated herein as set forth in such Indenture on the date hereof, without giving effect to any amendment or other modification thereto unless modified for purposes of such incorporation, with the consent of the Required Banks.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Agreement, the Notes, any Swap Agreement and any other agreement entered into by the Borrower or any Subsidiary with a Bank or any Affiliate of any Bank relating to a Bank Product, and each other instrument, agreement, certificate or other documentation referred to herein or contemplated hereby, as the same may be amended or otherwise modified from time to time.

“Permitted Indebtedness” means (i) any Borrowings made hereunder, (ii) Senior Subordinated Notes; (iii) Indebtedness consisting of the deferred purchase price obligations incurred in connection with the Sovereign Sales, LLC and Riviera Concepts Inc. Acquisitions and Indebtedness assumed in connection with the Riviera Concepts Inc. Acquisition; provided that the aggregate outstanding amount of all Indebtedness permitted under this clause (iii) does not at any time exceed the sum of $26,000,000 minus the principal payments required to be made on such Indebtedness and such Indebtedness is subordinated to the Obligations on terms and provisions satisfactory to the Administrative Agent (the Indebtedness permitted under this clause (iii), herein the “2006 Acquisition Indebtedness”), (iv) up to $15,000,000 of other subordinated indebtedness or preferred stock existing as of the effective date of the Original Credit Agreement, (v) the intercompany Indebtedness incurred in connection with the Arden Acquisition described on Schedule 5.09 (the “Acquisition

Indebtedness”), (vi) no more than $10,000,000 (in the aggregate) of Purchase Money Indebtedness outstanding at any time, (vii) up to $50,000,000 (in the aggregate) of Indebtedness (in addition to the Acquisition Indebtedness) outstanding at any time owed by Foreign Subsidiaries and any unsecured Guarantee thereof by the Borrower, provided that if such Indebtedness of the Foreign Subsidiaries is secured, then it will only be secured by accounts receivable and inventory of such Foreign Subsidiaries, (viii) unsecured Indebtedness incurred under the terms of the Convertible Bonds and any guarantees by the Guarantors of such Indebtedness as long as the Borrower provides the Administrative Agent and the Lenders: (a) at least 10 Business Days prior notice of the incurrence thereof, which notice shall set forth in reasonable detail the terms upon which such Convertible Bonds will be issued and (b) promptly after such Convertible Bonds are entered into, copies of the documentation pursuant to which such Convertible Bonds are issued, (ix) any unsecured Indebtedness incurred in connection with the Call Spread, (x) any other unsecured Indebtedness in an aggregate amount of no more than $15,000,000 outstanding at any time, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects, (xi) any refinancings of any of the above, which shall be on such terms and conditions as are satisfactory to the Administrative Agent in all respects, and (xii) intercompany Indebtedness (in addition to the Acquisition Indebtedness) between or among the Borrower or the Guarantors, as lenders, and any Foreign Subsidiary, as a borrower, which when the aggregate outstanding principal amount thereof is aggregated with the principal amounts committed or outstanding (whichever is greater) under clause (vii) above and the aggregate amount of any Permitted Investment made pursuant to Section 5.09(j), the total shall not exceed $65,000,000 in the aggregate, provided, that, after giving effect to such intercompany Indebtedness, the Borrower shall have Borrowing Availability under this Agreement of at least $15,000,000 and provided, further, any committed or outstanding principal amounts of Indebtedness under clause (vii) above (whichever is greater) shall permanently reduce dollar–for–dollar the amount of intercompany Indebtedness permitted under this clause (xii).

“Principals” means William Tatham, E. Scott Beattie, J. W. Nevil Thomas, Fred Berens, Maura Clark and Richard C. W. Mauran.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the capital stock of the Borrower or any Subsidiary (except dividends payable solely in shares of its capital stock) or (ii) any payment (except any payment made with the proceeds of the Convertible Bonds and any payments contemplated by the Call Spread) on account of the purchase, redemption, retirement or acquisition of (a) any shares of the capital stock of the Borrower or any Subsidiary or (b) any option, warrant or other right to acquire shares of the capital stock of the Borrower or any Subsidiary.

“Termination Date” means December 31, 2012.

Section 2.3. Amendments to the definition of “Applicable Margin” in Section 1.01 (Definitions). The last sentence in the definition of “Applicable Margin” in Section 1.01 of the Agreement is amended in its entirety to read as follows:

Notwithstanding anything contained herein to the contrary, during the period when the amount under clause (f) of the definition of “Borrowing Base” is included in the calculation of the Borrowing Base: (a) the Applicable Margin determined pursuant to the other provisions of this definition with respect to the first $25,000,000 of the Loan shall be increased by 1.00% and (b) unless otherwise required pursuant to the operation of Article VIII, the Borrower agrees to cause the first $25,000,000 of the Loan to be a LIBOR Borrowing at all times during such period.

Section 2.4. Amendment to Definition of “Eligible Accounts Receivable” in Section 1.01(Definitions). The phrase “FFI Accounting System or on the” is deleted from the third line of the definition of the term Eligible Accounts Receivable and clause (iv) set forth in definition of the term “Eligible Accounts Receivable” in Section 1.01 of the Agreement is amended in its entirety to read as follows:

(iv) the account debtor is located in the United States, Canada or Puerto Rico or if the account debtor is located outside of such jurisdictions, the account debtor provides a letter of credit (with terms satisfactory to the Administrative Agent) issued by a bank acceptable to the Administrative Agent or a foreign credit insurance (with terms satisfactory to the Administrative Agent) issued by a Person acceptable to the Administrative Agent;

Section 2.5. Amendment to Definition of “Permitted Acquisition” in Section 1.01(Definitions). The date September 30, 2004 in clause (v) of the definition of the term Permitted Acquisition is amended to be September 30, 2007.

Section 2.6. Deletions from Definitions in Section 1.01(Definitions). The following definitions are deleted from Section 1.01 of the Agreement: Active Excess Inventory, Active No Requirement Inventory, Eligible Arden Finished Goods Inventory; Eligible Arden Raw Materials Inventory; Eligible Finished Goods Inventory; Eligible Gift Inventory, Eligible Inventory, Eligible Raw Material Inventory, FFI Accounting System, Historical Inventory, Intercreditor Agreement, Seller Preferred, Senior Notes and Slow Moving Inventory.

Section 2.7. Amendment to Section 2.01(c) (Commitment to Lend; Total Availability). The last sentence of clause (c) of Section 2.01 of the Agreement is amended in its entirety to read as follows:

The Borrowing Base shall be adjusted upon the Administrative Agent’s review and acceptance of (i) each Borrowing Base Certificate submitted by the Borrower or (ii) any additional information obtained by the Administrative Agent (including any Notice of Borrowing or updated Borrowing Base Certificates) relating to the determination of Eligible Accounts Receivable and the Inventory included in the Borrowing Base.

Section 2.8. Amendment to Section 2.06(a) (Interest Rate Election). The last sentence of clause (a) of Section 2.06 of the Agreement is amended in its entirety to read as follows:

Notwithstanding the foregoing, the Borrower may not elect an Interest Period for LIBOR Loans unless the aggregate outstanding principal amount of each Bank’s Applicable Percentage of the LIBOR Loans (including any such LIBOR Loans made pursuant to Section 2.01 on the date that such Interest Period is to begin) to which such Interest Period will apply is at least $500,000 or any larger multiple of $100,000 provided, however, at no time shall there be more than eight (8) different Interest Periods outstanding.

Section 2.9. Amendment to Section 2.09(Reduction or Termination of Commitments). Section 2.09 of the Agreement is amended in its entirety to read as follows:

(a) The Borrower may, upon at least five Domestic Business Days’ notice to the Administrative Agent, terminate the Total Commitment at any time, or proportionately reduce from time to time each Bank’s Commitment by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, provided, however that any reduction in the aggregate amount of the Commitments shall be expressly conditioned upon the Borrower demonstrating projected Borrowing Availability (acceptable to the Administrative Agent) for the next twelve (12) months of at least $35,000,000 and, on any date, the Total Commitment may not be reduced to less than an amount equal to the greater of: (i) the Swingline Limit and (ii) the Committed Exposure as of such date.

(b) Unless earlier reduced or terminated pursuant to Section 2.09(a), the aggregate amount of the Commitments shall: (i) be reduced to $275,000,000 on October 31, 2007; (ii) be reduced to $250,000,000 on November 15, 2007; and (iii) terminate on the Termination Date.

Section 2.10. Amendment to Section 2.18(Increase of Commitments). The first and fourth sentences of Section 2.18 of the Agreement is amended in its entirety to read as follows:

By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Borrower may request an increase of the aggregate amount of the Commitments by an aggregate amount equal to any integral multiple of $10,000,000; provided that (i) no Default shall have occurred and be continuing; (ii) the Borrower shall have provided evidence satisfactory to the Banks that the Indebtedness to be incurred pursuant to the increase in the Commitments is permitted by the Senior Subordinated Note Indenture to the extent such Indenture is still in effect; and (iii) the aggregate amount of the Commitments shall not at any time exceed $300,000,000 after giving effect to any such increase.

…

Upon receipt of notice from the Administrative Agent to the Banks and the Borrower that the Banks, or sufficient Banks and New Banks, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $10,000,000 and an integral multiple of $10,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase and the Indebtedness to be incurred pursuant to the requested increase is permitted by the Senior Subordinated Note Indenture to the extent such Indenture is still in effect, the Borrower, the Administrative Agent and the Banks willing to increase their respective Commitments and the New Banks (if any) shall execute and deliver an Increased Commitment Supplement in the form attached hereto as Exhibit G (the “Increased Commitment Supplement”).

Section 2.11. Amendment to Sections 4.04(Financial Information) and 4.05(Litigation). Sections 4.04 and 4.05 of the Agreement are amended in their entirety to read as follows:

Section 4.04 Financial Information.

(a) The consolidated audited balance sheet of the Borrower as of June 30, 2006 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, a copy of which has been delivered to each of the Banks, fairly present in all material respects, in conformity with generally accepted accounting principles, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of the Borrower as of March 31, 2007, and the related consolidated statements of operations and cash flows for the fiscal period then ended, a copy of which has been delivered to each of the Banks, fairly present in all material respects, applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the financial position of the Borrower as of such date and its results of operations and cash flows for such fiscal period (subject to normal year–end adjustments).

(c) Since March 31, 2007, there has been no material adverse change in the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.05 Litigation. Except as disclosed on Schedule 4.05 or disclosed in the Borrower’s public security filings made prior to August 15, 2007, there is (i) no injunction, stay, decree or order of any Governmental Authority or (ii) action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any Subsidiary before any Governmental Authority or official thereof in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or any other Loan Document.

Section 2.12. Amendment to Section 4.16 (Inventory). Section 4.16 of the Agreement is amended in its entirety to read as follows:

Section 4.16 Inventory. Borrower represents and warrants that:

(a) The most recent inventory location report delivered under Section 5.01(g), sets forth every location where any Inventory is located other than third party locations in which the value of the Inventory located thereon does not exceed $3,000,000 in the aggregate for all such locations;

(b) no inventory is subject to any lien or security interest whatsoever, except as permitted by the terms of this Agreement; and

(c) Except as permitted by the definition of the term “Approved Location”, no inventory included in the Borrowing Base is now, or shall at any time or times hereafter be, stored with a bailee, warehouseman or similar party unless either: (i) the obligations payable to such third party are included in the reserves established under clause (i) of the definition of the term “Borrowing Base” or (ii) such bailee, warehouseman or similar party has signed a Consent and Subordination Agreement, any warehouse receipts issued by such party in respect of such inventory have been issued in non-negotiable form (or in negotiable form and delivered to the Administrative Agent) and Borrower shall have taken such other action required to cause the location at which such inventory is held to constitute an “Approved Location” hereunder.

Section 2.13. Amendment to Section 5.01 (Information). Clauses (h) and (n) of Section 5.01 of the Agreement are amended in their respective entireties to read as follows:

(h) within forty-five (45) days after the end of each fiscal year of the Borrower, projections in reasonable detail of an annual operating budget and cash flow of the Borrower and its Subsidiaries, prepared by Borrower on a monthly basis for the current fiscal year and on an annual basis for the next succeeding fiscal year, and also containing a certification by its principal financial officer to the effect that such projections have been prepared on a sound financial planning basis and that the assumptions upon which such projections are based are reasonable;

…

(n) within thirty (30) days after the end of each month, the following reports: (i) financial comparison of month to date and year to date performance of the Borrower to prior year results and current year’s quarterly budget; (ii) a listing of the top ten concentration for accounts receivable and accounts payable; (iii) a listing of the balance of inter–company loans to the Foreign Subsidiaries; (iv) consolidating profit and loss statement (domestic/international); and (v) SBU (i.e., strategic business unit) analysis of sales, EBITDA and gross margin.

Section 2.14. Amendment to Section 5.06 (Inspection of Property, Books and Records). Clause (b) of the second sentence of Section 5.06 of the Agreement is amended in its entirety to read as follows:

(b) unless Borrowing Availability is less than $20,000,000 at any time during the period from and including December 1 to and including May 31 or an Event of Default shall have occurred at any time, the Administrative Agent may not conduct, and the Borrower shall not be obligated to pay for, more than two appraisal of the Inventory each calendar year;

Section 2.15. Amendment to Section 5.09(Investments). Clauses (j) and (k) of Section 5.09 of the Agreement are amended in their respective entireties to read as follows:

(j) investments, in addition to those disclosed on Schedule 5.09, by the Borrower or any Domestic Subsidiaries in any of the Foreign Subsidiaries who are not Guarantors, for working capital or general corporate purposes, which when aggregated with amounts committed under clause (vii) of the definition of Permitted Indebtedness and outstanding Indebtedness under clause (xii) thereof shall not exceed $65,000,000 in the aggregate; provided, that after giving effect to any such investments, Borrowing Availability shall be at least $15,000,000 and provided, further, any committed or outstanding amounts of Indebtedness under clause (vii) of the definition of Permitted Indebtedness shall permanently reduce dollar–for–dollar the amount of investments permitted under this Section 5.09(j); and

(k) Permitted Acquisitions, the Call Spread and the consummation of the transactions contemplated by the Call Spread.

Section 2.16. Amendment to Section 5.11(Consolidations, Mergers and Sales of Assets). Clause (b)(iii) of Section 5.11 of the Agreement is amended in its entirety to read as follows:

(iii) transfers made as Investments permitted by Section 5.09, Restricted Payments permitted by Section 5.14 and the repurchase of the common stock of the Borrower with the proceeds of the Convertible Bonds;

Section 2.17. Amendment to Section 5.14(Restricted Payments). Clause (b) of Section 5.14 of the Agreement is amended in its entirety to read as follows:

(b) the purchase of the Call Spread and the consummation of the transactions contemplated by the Call Spread; and

Section 2.18. Amendment to Section 5.18(Swap Agreements). Section 5.18 of the Agreement is amended in its entirety to read as follows:

Section 5.18 Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including, without limitation, currency and commodity risk), to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest–bearing liability or investment of the Borrower or any Subsidiary, (c) forward purchase agreements entered into in respect of the materials needed by the Borrower and the Subsidiaries in the ordinary course of business, and (d) the Call Spread.

Section 2.19. Amendment to Section 5.19 (Minimum Quarterly Consolidated Debt Service Coverage Ratio). The definition of the term “Cash Flow” in Section 5.19 of the Agreement is amended in its entirety to read as follows:

“Cash Flow” means, for any period, the sum of (i) Consolidated EBITDA minus (ii) Capital Expenditures which were not financed with Indebtedness permitted under clauses (vi), (vii) or (x) of the definition of Permitted Indebtedness; minus (iii) all income and franchise taxes paid in cash.

Section 2.20. Amendment to Section 5.21(Restriction on Payment of Indebtedness). Section 5.21 of the Agreement is amended in its entirety to read as follows:

Section 5.21 Restriction on Payment of Indebtedness. Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on the Senior Subordinated Notes, the Convertible Bonds, and any refinancing of any of the foregoing Indebtedness (collectively, the “Significant Debt”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of the Significant Debt, except:

(a) payment of regularly scheduled interest and principal payments as and when due, other than payments in respect of any subordinated Indebtedness prohibited by the subordination provisions thereof;

(b) refinancing of Indebtedness to the extent permitted by Section 5.15;

(c) payment of the Mortgage Notes that become due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(d) any prepayment, purchase, redemption, or other acquisition of any of the Permitted Indebtedness (each a “Prepayment”) from the Net Proceeds of an equity offering or, with respect to the Convertible Bonds, the conversion thereof into the underlying common stock of the Borrower; and

(e) any other Prepayment which is not permitted by clause (d) preceding but only if:

(i) no Default exists or would result;

(ii) if the Prepayment is made:

(A) during the period from and including June 1 to and including November 30, then the sum of the following must equal or exceed $25,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the most recent Borrowing Base in effect on the calculation date; minus

(y) the Committed Exposure on the calculation date; minus (z) the amount of the Prepayment; or

(B) during the period from and including December 1 to and including May 31, then the sum of the following must equal or exceed $35,000,000 as of the date of calculation (which date must not be more than 30 days prior to the date of the Prepayment): (x) the most recent Borrowing Base in effect on the calculation date; minus (y) the Committed Exposure on the calculation date; minus (z) the amount of the Prepayment; and

(iii) the Borrower shall have delivered to the Administrative Agent a certificate certifying as to its compliance with the forgoing clauses (i) and (ii) and shall show in reasonable detail the calculation required by clause (ii).

Section 2.21. Amendment to Exhibit C (Borrowing Base Certificate) and E (Compliance Certificate). Exhibit C of the Agreement is amended in its entirety to read as set forth on Exhibit C attached hereto. Exhibit E of the Agreement is amended in its entirety to read as set forth on Exhibit E attached hereto.

Section 2.22. Amendment to Schedule 1.01(Commitments). Schedule 1.01 of the Agreement is amended in its entirety to read as set forth on Schedule 1.01 attached hereto.

ARTICLE III.

Conditions Precedent

Section 3.1. Conditions. The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received this Amendment duly executed by the Borrower, the Guarantors and the Banks and each Bank shall have receive a new Note in the amount of its Commitment in effect after giving effect to this Amendment if such Commitment amount is different then the principal amount of its existing Note;

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Borrower and the Guarantors, the authorization of this Amendment, the Notes and the transactions contemplated hereby and any other legal matters relating to this Amendment reasonably requested by the Administrative Agent, all in form and substance satisfactory to the Administrative Agent and its counsel;

(c) The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date and the representations and warranties in the first sentence of Section 4.15(b) which shall be deemed made as of the Effective Date;

(d) The receipt by each Bank of a fee equal for each Bank to its Applicable Percentage of $62,500;

(e) The Administrative Agent shall have received all fees due and payable on or prior to the effective date of this Amendment;

(f) No Default shall exist; and

(g) All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to Administrative Agent and its legal counsel, Hunton & Williams LLP.

ARTICLE IV.

Miscellaneous

Section 4.1. Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement, and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agents and the Banks agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Amendment, the Agreement (as unmodified by this Amendment) shall control. The Borrower (and by their execution of this Amendment below, each Guarantor) agrees that the term “Obligations” as that term is defined in the Agreement, includes, without limitation, the obligations, indebtedness and liability of the Borrower arising under the Agreement as amended hereby and as a result, the obligations, indebtedness and liabilities secured by the Security Agreement and guaranteed by the Guaranty Agreement include all the Obligations, including, without limitation, the obligations, indebtedness and liability of the Borrower arising under the Agreement as amended hereby.

Section 4.2. Representations and Warranties; Release. The Borrower hereby represents and warrants to the Agents and the Banks as follows: (a) no Default exists; (b) the representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date and the representations and warranties in the first sentence of Section 4.15(b) which shall be deemed made as of the Effective Date; and(c) the indebtedness incurred and to be incurred pursuant to the Agreement, as amended hereby, is permitted under the terms of the Senior Subordinated Note Indenture and the terms of the other Indentures, in each case, to the extent the applicable Indenture is still in effect. IN ADDITION, TO INDUCE THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE BANKS TO AGREE TO THE TERMS OF THIS AMENDMENT, THE BORROWER AND EACH GUARANTOR (BY ITS EXECUTION BELOW) REPRESENTS AND WARRANTS THAT AS OF THE DATE OF ITS EXECUTION OF THIS AMENDMENT THERE ARE NO CLAIMS OR OFFSETS AGAINST OR RIGHTS OF RECOUPMENT WITH RESPECT TO OR DEFENSES OR COUNTERCLAIMS TO ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 4.3. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment, and no investigation by any Agent or any Bank or any closing shall affect the representations and warranties or the right of the any Agent or any Bank to rely upon them.

Section 4.4. Reference to Agreement. Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

Section 4.5. Expenses of Administrative Agent. As provided in the Agreement, the Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the reasonable costs and fees of the Administrative Agent’s legal counsel provided it sends an invoice to the Borrower beforehand and addresses reasonable questions.

Section 4.6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 4.7. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 4.8. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agents, each Bank, the Borrower, each Guarantor and their respective successors and assigns, except neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks.

Section 4.9. Counterparts. This Amendment may be executed in one or more counterparts and on telecopy counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

Section 4.10. Effect of Waiver. No consent or waiver, express or implied, by any Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 4.11. Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 4.12. ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Executed as of the date first written above.

ELIZABETH ARDEN, INC., as the Borrower

By:	/s/ Marcey Becker
Marcey Becker, Senior Vice President, Finance

JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), individually as a Bank, an Issuing Bank and as Administrative Agent

By:	/s/ Christy L. West
Christy L. West, Vice President

BANK OF AMERICA, N.A. (successor in interest by merger to Fleet National Bank), as Collateral Agent and a Bank

By:	/s/ Douglas Scala
Name:	Douglas Scala
Title:	Senior Vice President

THE CIT GROUP/BUSINESS CREDIT, INC. (assignee of LaSalle Business Credit, L.L.C.)

By:	/s/ Robyn Pingree
Name:	Robyn Pingree
Title:	Vice President

U.S. BANK BUSINESS CREDIT (formerly known as Firstar Bank N.A.)

By:	/s/ Jeffrey D. Patton
Name:	Jeffrey D. Patton
Title:	Asset-Based Loan Officer

WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank)

By:	/s/ Maura Atwater
Name:	Maura Atwater
Title:	Vice President

CREDIT SUISSE, Cayman Islands Branch (formerly known as Credit Suisse First Boston)

By:	/s/ Karl Studer
Name:	Karl Studer
Title:	Director

By:	/s/ Alain Schimd
Name:	Alain Schmid
Title:	Assistant Vice President

NATIONAL CITY BUSINESS CREDIT, INC. (successor to The Provident Bank)

By:	/s/ Robert Bartkowicz
Name:	Robert Bartkowicz
Title:	Director

CONSENT OF GUARANTORS AND REAFFIRMATION OF LOAN DOCUMENTS

Each of the Guarantors consent and agree to this Amendment (including without limitation, the provisions of Sections 4.1 and 4.2 hereof) and agree that the Loan Documents to which it is a party shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of such Guarantor enforceable against it in accordance with their respective terms.

FD MANAGEMENT, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

DF ENTERPRISES, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

ELIZABETH ARDEN INTERNATIONAL
HOLDING, INC., (formerly FFI International, Inc.)

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

RDEN MANAGEMENT, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

ELIZABETH ARDEN (FINANCING), INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

ELIZABETH ARDEN TRAVEL RETAIL, INC.

By:	/s/ Oscar E. Marina
Oscar E. Marina, Vice President

Index of Exhibits and Schedules

Exhibits
Exhibit C	-	Borrowing Base Certificate
Exhibit E	-	Compliance Certificate

Schedules
Schedule 1.01	-	Commitments